EXHIBIT 5.1

[GRAY CARY WARE & FREIDENRICH LLP LETTERHEAD]

September 6, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

RE:    NETRATINGS, INC. REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

As legal counsel for NetRatings, Inc., a Delaware corporation (the “Company”), we are rendering this opinion in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 266,148 shares of Common Stock, no par value, issued by the Company on August 5, 2002 (the “Shares”).

We have examined such instruments, documents and records as we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares being registered pursuant to the Registration Statement and sold by the selling shareholders are duly authorized shares of Common Stock and are validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement. This opinion is to be used only in connection with the sale of the Shares while the Registration Statement is in effect.

Respectfully submitted,

By:	/s/ GRAY CARY WARE & FREIDENRICH LLP
GRAY CARY WARE & FREIDENRICH LLP